UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2020

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc.

111 Robert-Bourassa Blvd., Suite 5000

Montreal, Quebec, Canada H3C 2M1

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.001 per share	RFP	New York Stock Exchange
Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 4, 2020 (the “Closing Date”), Resolute FP Canada Inc. (the “Borrower”), a subsidiary of Resolute Forest Products Inc. (“Resolute” or the “Company”) as borrower, entered into a secured delayed draw term loan facility (the “Loan Facility”) with Investissement Quebec (the “Lender”), as lender.

General. The Canadian dollar denominated Loan Facility provides for up to C$220 million (approximately US$167 million as of the Closing Date), representing up to 75% of the countervailing and anti-dumping duty deposits (the “Duties”) imposed or expected to be imposed by the U.S. Department of Commerce and collected by Customs and Border Protection Agency (“U.S. Customs”) on U.S. imports of softwood lumber products produced at sawmills of the Borrower and its affiliates located in the province of Quebec, Canada from April 28, 2017 to December 31, 2022 (the “Quebec-related Duties”). The principal shall be repayable over a period of 8 years after an interest only period of 2 years from the date of the first draw (the “Interest Only Period”). The Loan Facility provides for a maximum of ten draws and the fulfilment of certain conditions upon each draw.

Interest. The borrowings under the Loan Facility will bear interest at a floating rate equal to 1.45% above the one-month Canadian banker’s acceptance rate. Interest will be payable on a monthly basis.

Fees. The Borrower is required to pay a fee of 0.5% of the amounts drawn at the time of each draw.

Maturity. Repayment of the outstanding principal is due in consecutive monthly installments over a period of eight years after the Interest Only Period. Outstanding amounts under the Loan Facility may be prepaid, partially or fully, at any time at the discretion of the Borrower without premium or penalty, but subject to payment of accrued and unpaid interest. The Borrower is required to make a prepayment equal to any amounts reimbursed by U.S. Customs to Resolute FP US Inc. (“RFP US”) on account of the U.S. imports of softwood lumber products produced at sawmills of the Borrower and its affiliates located in the province of Quebec, Canada (the “Quebec Prepayments”).

Covenants/Events of Defaults. The Loan Facility contains certain covenants applicable to the Borrower, including, among others: (i) requirements to deliver financial statements, auditor reports confirming the amounts of Quebec-related Duties paid by RFP US prior to each draw, other reports, opinions and notices; and (ii) a requirement that Borrower not move a substantial part of its assets outside the province of Quebec. The Lender reserves the right to terminate the Loan Facility in the event that the Borrower has not made any draw on the Loan Facility before June 30, 2023, subject to certain conditions. The Lender reserves the right to accelerate any outstanding amounts under the Loan Facility within 60 days of receiving notification of certain change of control events affecting the Borrower or the Company, if the Lender deems the transaction not to be in its best interest, acting reasonably. The Loan Facility includes customary representations, warranties and events of default subject to customary grace periods and notice requirements.

Use of Proceeds. Borrowings under the Loan Facility are required to be used exclusively to finance the Borrower’s activities and obligations in the province of Quebec, Canada, and may not be used to pay or reimburse any Duties of RFP US.

Security interest. The obligations under the Loan Facility will be secured by a first priority security interest and a control agreement on bank accounts of the Borrower identified to receive any Quebec Prepayments, which must be in place before the first draw. In addition, RFP US has agreed to transfer to the Borrower’s designated bank accounts any amounts constituting Quebec Prepayments and Borrower may not grant any other security interest on such bank accounts.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: November 6, 2020	By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President and Chief Legal Officer